Exhibit 10.15

Streamline Facility Agreement

PortalPlayer, Inc.

3255 Scott Boulevard, Building 1

Santa Clara, California 95054

Attn: Gary Johnson, President and CEO

Gentlemen:

Reference is made to the Loan and Security Agreement between you (“Borrower”) and us (“Silicon”) dated as of November 10, 2003 (as amended, the “Loan Agreement”). (This letter agreement, the Loan Agreement, and all other written documents and agreements between us are referred to herein collectively as the “Loan Documents”. Capitalized terms used, but not defined, in this Agreement shall have the meanings set forth in the Loan Agreement).

This will confirm our agreement that the following provisions shall apply, effective from and after the date hereof, so long as: (A) no Default or Event of Default has occurred and is continuing; (B) Borrower is not in breach of its obligations under this Agreement; and (C) no request has been made for a Loan under the Loan Agreement:

1. Daily Delivery of Proceeds of Receivables Not Required. Borrower shall not be required to deliver the proceeds of Accounts to Silicon upon receipt as provided in the Loan Agreement.

2. Notice Prior to Future Loans. Borrower shall provide Silicon with at least 30 days’ prior written notice of Borrower’s desire to have Silicon make any future Loans to Borrower. Such Loan, if any, shall be made in accordance with the terms and conditions of the Loan Agreement. Prior to Silicon making such Loans, if any, Silicon shall have received the results, satisfactory to Silicon in its good faith business judgment, of an audit as provided for in Section 5.4 of the Loan Agreement.

Upon the earliest to occur of (a) the request by Borrower for a Loan after the date hereof, (b) the occurrence of a Default or Event of Default under the Loan Documents, or (c) a breach of Borrower’s obligations under this Agreement, all of the terms and conditions of the Loan Agreement that have been modified by this Agreement will immediately revert to the standard terms and conditions as provided for in the Loan Agreement (without giving effect to this Agreement) and will immediately go back into effect without any further action on the part of Silicon or Borrower.

This Agreement, the Loan Agreement, and the other Loan Documents set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, oral representations, oral agreements, and oral understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other Loan Documents shall continue in full force and effect and the same are hereby ratified and confirmed.

If the foregoing correctly set forth our agreement, please sign the enclosed copy of this Agreement and return it to us.

Sincerely yours,

Silicon Valley Bank

By:	/s/ Chitra Suriyanarayanan
Name: Title:

Accepted and agreed:

Borrower,

PortalPlayer, Inc.

By:	/s/ Gary Johnson	QL
President or Vice President